Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "PACIFIC GREEN TECHNOLOGIES INC.", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF NOVEMBER, A.D. 2012, AT 6:15 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE THIRD DAY OF DECEMBER, A.D. 2012.

Jeffrey W. Bullock, Secretary of State

2384858 8100

121282570

AUTHENTICATION: 0034407

DATE: 12-04-12

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:55 PM 11/30/2012
FILED 06:15 PM 11/30/2012
SRV 121282570 - 2384858 FILE

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
PACIFIC GREEN TECHNOLOGIES INC.
a Delaware Corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

Pacific Green Technologies Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), through its duly authorized officers and by authority of its Board of Directors does hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article IV of the Corporation's Certificate of Incorporation be amended in its entirety as follows:

"ARTICLE IV

The total number of shares which the Corporation is authorized to issue is: 510,000,000 shares as follows:

500,000,000 shares of common stock with a par value of $0.001 and 10,000,000 shares of preferred stock with a par value of $0.001.

To the fullest extent permitted by the laws of the State of Delaware (currently set forth in GCL 151 and 157), as the same now exists or may hereafter be amended or supplemented, the Board of Directors may fix and determine the designations, rights, preferences or other variations of such class or series within each class of capital stock of the Corporation. The Corporation may issue the shares of stock for such consideration as may be fixed by the Board of Directors.

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the GCL, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendments (the "Amendments").

THIRD: That the Amendments were duly adopted in accordance with the provisions of Section 242 of the GCL.

FOURTH: That the foregoing Amendments shall become effective on December 3, 2012.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Jordan Starkman, its duly authorized President and this 27 day of November, 2012.

By: ________________
Jordan Starkman
President

(W0160368.DOC)